Exhibit 99.1

NEWS RELEASE

Cliffs Natural Resources Inc. Reports 2013 First-Quarter Results

•	Company Reports 2013 First-Quarter Revenues of $1.1 Billion and Net Income Attributed to Cliffs' Common Shareholders of $97 Million, or $0.66 Per Diluted Share

•	Year-Over-Year SG&A Expense Decreases $11 Million to $48 Million and North American Coal Achieves $91 Cash Cost Per Ton

•	Company Increases Expected Full-Year U.S. Iron Ore Sales Volume to 21 Million Tons

CLEVELAND—April 24, 2013—Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today reported first-quarter results for the period ended March 31, 2013. Consolidated revenues of $1.1 billion decreased $72 million, or 6%, from the previous year. The lower revenues were driven by a 10% decrease in global iron ore sales volumes, which contributed to a 2% decrease in cost of goods sold to $903 million. Consolidated sales margin decreased 18% in the first quarter to $238 million, from $292 million in the same quarter last year. Global seaborne iron ore pricing for a 62% Fe fines product (C.F.R. China), a significant factor in the Company's profitability, remained relatively flat, averaging $148 per ton, an increase of 3% over the first quarter of 2012.

Joseph Carrabba, Cliffs' chairman, president and chief executive officer, said, “We are headed in the right direction in 2013. During the first quarter, we took deliberate measures to reduce our balance sheet leverage and improve our cash position. Also, our operating teams are taking a pragmatic approach to reduce operating costs across the board. We expect these initiatives will position the Company to successfully manage through volatile pricing environments.”

During the quarter, the Company reported net income attributable to Cliffs’ common shareholders of $97 million, or $0.66 per diluted share, compared with $376 million, or $2.63 per diluted share, in the first quarter of 2012. First-quarter 2013 results included an income tax benefit of $6 million, driven by the Company's expected full-year income tax effective rate before discrete items of 1%, partially offset by certain discrete items. Also, the prior year's first-quarter results included a non-cash deferred tax benefit of $255 million primarily related to the enactment of Australia's Mineral Resources Rent Tax, which was partially offset with certain other discrete tax items. Excluding the discrete tax items from both periods, the Company's adjusted

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

net income attributed to common shareholders for the first quarter of 2013 was $89 million, or $0.60 per diluted share, compared to $121 million, or $0.85 per diluted share, in the prior year's first quarter.

U.S. Iron Ore

	Three Months Ended March 31,
	2013	2012
Volumes - In Thousands of Long Tons
Total sales volume	3,083	3,379
Total production volume	5,126	5,300
Sales Margin - In Millions
Revenues from product sales and services	$410.1	$441.7
Cost of goods sold and operating expenses	252.8	274.8
Sales margin	$157.3	$166.9
Sales Margin - Per Long Ton
Revenues from product sales and services*	$119.82	$117.40
Cash cost**	60.17	61.14
Depreciation, depletion and amortization	8.63	6.87
Cost of goods sold and operating expenses*	68.80	68.01
Sales margin	$51.02	$49.39

*	Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin. Revenues also exclude venture partner cost reimbursements.

**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.

First-quarter 2013 U.S. Iron Ore pellet sales volume was 3.1 million tons, compared with 3.4 million tons in the first quarter of 2012. The decrease was primarily driven by lower year-over-year volume to one customer due to its bankruptcy in May of 2012. Cliffs also indicated first-quarter U.S. Iron Ore sales volume is historically lower compared with other periods due to seasonal shipping constraints on the Great Lakes.

U.S. Iron Ore 2013 first-quarter revenues per ton were $119.82, up 2% from $117.40 in the year-ago quarter. The increase was primarily attributable to customer mix and favorable provisional pricing settlements when compared to the first quarter of 2012.

Cash cost per ton in U.S. Iron Ore was $60.17, down 2% from $61.14 in the prior year's first quarter. The decrease was primarily attributed to lower maintenance expenses.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Eastern Canadian Iron Ore

	Three Months Ended March 31,
	2013	2012
Volumes - In Thousands of Metric Tons
Total sales volume	1,859	1,896
Total production volume	2,019	2,062
Sales Margin - In Millions
Revenues from product sales and services	$245.3	$220.7
Cost of goods sold and operating expenses	225.9	235.0
Sales margin	$19.4	$(14.3)
Sales Margin - Per Metric Ton
Revenues from product sales and services	$131.95	$116.40
Cash costs*	99.41	103.96
Depreciation, depletion and amortization	22.11	19.99
Cost of goods sold and operating expenses*	121.52	123.95
Sales margin	$10.43	$(7.55)

*	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.

First-quarter 2013 Eastern Canadian Iron Ore sales volume was 1.9 million tons, relatively flat with the prior year's comparable quarter. The sales volume mix included 1.5 million tons of iron ore concentrate and approximately 400,000 tons of iron ore pellets. As previously disclosed on March 11, 2013, Cliffs announced its intention to idle the Wabush Pointe Noire Pellet Plant by the end of this year's second quarter. Subsequent to idling the pellet plant, the Company expects to only produce a concentrate product from Wabush's Scully Mine.

Eastern Canadian Iron Ore 2013 first-quarter revenues per ton were $131.95, up 13% from $116.40 in the prior year’s first quarter. The higher per-ton revenues were attributable to favorable provisional pricing settlements, lower freight rates, and a 3% year-over-year increase in seaborne iron ore pricing.

Cash cost per ton in Eastern Canadian Iron Ore was $99.41, down 4% from $103.96 in the year-ago quarter. The decrease reflected lower cash costs at Bloom Lake Mine of $89 per ton, down 9% from the prior year's comparable quarter, primarily due to lower transshipping costs, reduced demurrage and lower contractor spending. First-quarter 2013 cash costs at Wabush Mine were $135 per ton, up 12% from the year-ago quarter, primarily driven by higher mining costs.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Asia Pacific Iron Ore

	Three Months Ended March 31,
	2013	2012
Volumes - In Thousands of Metric Tons
Total sales volume	2,305	2,773
Total production volume	2,672	2,275
Sales Margin - In Millions
Revenues from product sales and services	$270.8	$359.8
Cost of goods sold and operating expenses	209.5	234.8
Sales margin	$61.3	$125.0
Sales Margin - Per Metric Ton
Revenues from product sales and services	$117.48	$129.75
Cash cost*	75.10	73.86
Depreciation, depletion and amortization	15.79	10.82
Cost of goods sold and operating expenses	90.89	84.68
Sales margin	$26.59	$45.07

*	Cash cost per metric ton is defined as cost of goods sold and operating expenses per metric ton less depreciation, depletion and amortization per metric ton.

First-quarter 2013 Asia Pacific Iron Ore sales volume decreased 17% to 2.3 million tons, from 2.8 million tons in 2012’s first quarter. The decrease was attributed to vessel timing and the absence of sales volume from Cliffs' Cockatoo Island operation, which ceased production during the third quarter of 2012.

Revenues per ton for 2013 first-quarter decreased 9% to $117.48, from $129.75 in last year’s first quarter. The decrease was primarily driven by lower revenue realizations due to lower iron ore grades, as well as customer mix, where certain customers utilize quarterly lagging pricing mechanisms. This was slightly offset by the higher year-over-year average seaborne iron ore pricing.

Cash cost per ton in Asia Pacific Iron Ore increased 2% to $75.10, from $73.86 in 2012’s comparable quarter. The year-over-year increase was primarily attributable to higher mining and logistic costs as a result of increased production volumes and inventory stockpile movement due to a buildup of inventory in the first quarter.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

North American Coal

	Three Months Ended March 31,
	2013	2012
Volumes - In Thousands of Short Tons
Total sales volume	1,787	1,407
Total production volume	1,730	1,757
Sales Margin - In Millions
Revenues from product sales and services	$214.3	$189.9
Cost of goods sold and operating expenses	212.5	175.4
Sales margin	$1.8	$14.5
Sales Margin - Per Short Ton
Revenues from product sales and services*	$110.35	$121.61
Cash cost**	91.16	97.01
Depreciation, depletion and amortization	18.19	14.29
Cost of goods sold and operating expenses*	109.35	111.30
Sales margin	$1.00	$10.31

*	Excludes revenues and expenses related to domestic freight, which are offsetting and have no impact on sales margin.

**	Cash cost per ton is defined as cost of goods sold and operating expenses per ton less depreciation, depletion and amortization per ton.

For the first quarter of 2013, North American Coal sales volume was 1.8 million tons, a 27% increase from the 1.4 million tons sold in the prior year’s comparable quarter. The increase was driven by significantly higher sales volume from Cliffs’ Oak Grove Mine. During 2012's first quarter, Oak Grove's preparation plant and load-out facilities were not fully operational due to severe weather damage in 2011.

North American Coal’s 2013 first-quarter revenues per ton were down 9% to $110.35, versus $121.61 in the first quarter of 2012. The decrease was primarily driven by lower year-over-year spot pricing for metallurgical coal products.

Cash cost per ton decreased 6%, to $91.16, from $97.01 in the year-ago quarter. First-quarter 2013 cash costs per ton benefited from lower maintenance and employment-related expenses. Also, the increased sales volumes resulted in improved fixed-cost leverage.

Capital Structure, Cash Flow and Liquidity
At quarter end, Cliffs had $287 million of cash and cash equivalents and $3.4 billion in total debt, including $550 million drawn on its $1.75 billion revolving credit facility. For the first quarter, Cliffs used $25 million in cash from operations, versus a use of $129 million in the 2012 comparable quarter. The improvement was primarily driven by favorable working capital changes related to receivables and other current assets.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

In February, Cliffs' Board of Directors approved a reduction of the Company's quarterly cash dividend rate by 76% to $0.15 per common share. This was in response to volatile commodity pricing and Cliffs' commitment to maintaining its financial flexibility.

As previously disclosed, the Company completed an equity offering during 2013's first quarter, raising a total of $995 million in net proceeds, after commissions, discounts and fees. The offering included 10.35 million common shares, priced at $29 per share totaling $286 million in net proceeds. Cliffs also issued 29.25 million depositary shares, each representing a 1/40th interest in a share of its 7.00% Series A Mandatory Convertible Preferred Stock, Class A, without par value. The depositary shares were priced at $25 per share totaling $709 million in net proceeds. Both offerings' proceeds were primarily used to pay down the balance on the Company's outstanding term loan of $847 million, as well as for general corporate purposes.

In addition, the Company successfully obtained amendments to its term loan and revolving credit facility to suspend the Total Funded Debt to EBITDA ratio for all quarterly reporting periods in 2013 and temporarily add a Total Funded Debt to Capitalization covenant and a Minimum Tangible Net Worth covenant during such periods.

Cliffs reported depreciation, depletion and amortization of $141 million during the first quarter of 2013.

Outlook
Looking ahead, Cliffs anticipates the end markets for its products to remain healthy. In the first quarter of 2013, China's annualized crude steel production achieved record levels, while utilization rates in North American remained stable. The Company expects pricing for the commodities it sells to remain volatile, with the potential to significantly decrease or increase at any point in time. Due to this expected volatility and for the purpose of providing a full-year outlook, Cliffs will utilize the year-to-date average Platts 62% Fe seaborne iron ore spot price as of March 31, 2013 of $148 per ton (C.F.R. China), as a base price assumption for providing its full-year revenue-per-ton sensitivities for the Company's iron ore business segments. Cliffs indicated this assumption does not reflect the Company's internal expectation of full-year seaborne iron ore pricing. As such, with $148 per ton as a base-price assumption for the full year, included in the table below is the expected full-year revenue-per-ton range for the Company's iron ore business segments and the per-ton sensitivity for each $10-per-ton variance from the base-price assumption. The full-year sensitivity per ton for each respective iron ore business segment below reflects the sales volume and realized price achieved for first-quarter 2013 results and Cliffs' realized expectation for the remaining periods in 2013.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

2013 Realized Revenue Sensitivity Summary (1)
	U.S. Iron Ore (2)	Eastern Canadian Iron Ore (3)	Asia Pacific Iron Ore (4)
Revenues Per Ton	$115 - $120	$120 - $125	$120 - $125
Sensitivity Per Ton (+/- $10)	+/- $2	+/- $7	+/- $7

(1)
Based on the average year-to-date 62% Fe seaborne iron ore fines price (C.F.R. China) of $148 per ton as of March 31, 2013. The Company expects to update the year-to-date average iron ore price and the related sensitivities for its respective iron ore business segments in future reporting periods.

(2)	U.S. Iron Ore tons are reported in long tons.
(3)	Eastern Canadian lron Ore tons are reported in metric tons, F.O.B. Eastern Canada.
(4)	Asia Pacific Iron Ore tons are reported in metric tons, F.O.B. the port.

U.S. Iron Ore Outlook (Long Tons)
For 2013, the Company is increasing its sales volume expectation to 21 million tons from its previous estimate of 20 million tons. The increase is primarily driven by increased pellet demand from U.S.-based customers. Cliffs is maintaining its expected production volume in U.S. Iron Ore of 20 million tons.

The U.S. Iron Ore revenues-per-ton sensitivity included within the 2013 revenue sensitivity summary table above also includes the following assumptions:

•	2013 United States and Canada blast furnace steel production of 40 - 45 million tons

•	2013 average hot rolled steel pricing of $630 per ton

•	Approximately 50% of the expected 2013 sales volume is linked to seaborne iron ore pricing

In addition, the revenues-per-ton sensitivity also considers various contract provisions, lag-year adjustments and pricing caps and floors contained in certain supply agreements. Actual realized revenue per ton for the full year will depend on iron ore price changes, customer mix, production input costs and/or steel prices (all factors contained in certain of Cliffs' supply agreements).

Cliffs is maintaining its 2013 full-year U.S. Iron Ore cash-cost-per-ton expectation of $65 - $70, and depreciation, depletion and amortization is expected to be approximately $6 per ton.

Eastern Canadian Iron Ore Outlook (Metric Tons, F.O.B. Eastern Canada)
For 2013, Cliffs is maintaining its full-year sales volume expectation of 9 - 10 million tons. Full-year production volume is also expected to be 9 - 10 million tons. Due to the recently announced adjustment to Wabush's product mix, Cliffs expects to sell approximately 1.5 million tons of iron ore pellets, with iron ore concentrate sales making up the remainder of the expected sales volume range.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

The Eastern Canadian Iron Ore revenues-per-ton sensitivity is included within the 2013 revenues-per-ton sensitivity table above. Full-year 2013 cash cost per ton in Eastern Canadian Iron Ore is expected to be $95 - $100.

The Company is maintaining its full-year cash-cost-per-ton expectation at Bloom Lake Mine and Wabush Mine of $85 - $90 and $115 - $120, respectively. Depreciation, depletion and amortization is expected to be approximately $18 per ton for full-year 2013.

Asia Pacific Iron Ore Outlook (Metric Tons, F.O.B. the port)
Cliffs is maintaining its 2013 full-year Asia Pacific Iron Ore expected sales and production volumes of approximately 11 million tons. The product mix is expected to be approximately half lump and half fines iron ore.

The Asia Pacific Iron Ore revenues-per-ton sensitivity is included within the 2013 revenues-per-ton sensitivity table above. Cliffs is lowering its revenue-per-ton expectation by $5 per ton due to the challenging iron ore grades the Company expects to incur for the remainder of the year.

Cliffs is maintaining its 2013 full-year Asia Pacific Iron Ore cash-cost-per-ton expectation of $70 - $75, and depreciation, depletion and amortization is anticipated to be approximately $15 per ton for the year.

North American Coal Outlook (Short Tons, F.O.B. the mine)
The Company is maintaining its 2013 full-year North American Coal expected sales and production volumes of approximately 7 million tons. Sales volume mix is anticipated to be approximately 67% low-volatile metallurgical coal and 25% high-volatile metallurgical coal, with thermal coal making up the remainder.

Cliffs' full-year North American Coal revenue-per-ton outlook is $110 - $115. Cliffs has approximately 75% of its expected 2013 sales volume committed and priced at approximately $110 per short ton at the mine.

Cliffs is maintaining its cash-cost-per-ton expectation of $95 - $100. Full-year 2013 depreciation, depletion and amortization is expected to be approximately $16 per ton.

The following table provides a summary of Cliffs’ 2013 guidance for its four business segments:

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

	2013 Outlook Summary
	U.S. Iron Ore (1)	Eastern Canadian Iron Ore (2)	Asia Pacific Iron Ore (3)	North American Coal (4)
Sales volume (million tons)	21	9 - 10	11	7
Production volume (million tons)	20	9 - 10	11	7
Cash cost per ton	$65 - $70	$95 - $100	$70 - $75	$95 - $100
DD&A per ton	$6	$18	$15	$16

(1)	U.S. Iron Ore tons are reported in long tons.
(2)	Eastern Canadian lron Ore tons are reported in metric tons, F.O.B. Eastern Canada.
(3)	Asia Pacific Iron Ore tons are reported in metric tons, F.O.B. the port.
(4)	North American Coal tons are reported in short tons, F.O.B. the mine.

SG&A Expenses and Other Expectations
Cliffs is maintaining its 2013 full-year SG&A expenses expectation of approximately $230 million.

To support future growth projects, Cliffs is maintaining its full-year cash outflows expectation of approximately $85 million. This is comprised of approximately $25 million related to exploration and approximately $60 million related to completing the feasibility stage of development for the Company's chromite project in Ontario, Canada. Cliffs indicated that negotiations with the Government of Ontario have not resumed since the provincial government transition. Cliffs will not pursue approving the transition of the project to execution until key elements supporting economic viability are resolved. The Company will continue environmental assessment activities and engagement with key stakeholders to support the development and future execution of this project.

As reported above, Cliffs anticipates a full-year effective tax rate of 1% for 2013. The Company expects its 2013 full-year depreciation, depletion and amortization to be approximately $565 million.

Capital Budget Update and Other Uses of Cash
Cliffs is maintaining its 2013 capital expenditures budget of $800 - $850 million. The full-year capital expenditures are comprised of approximately $300 million in sustaining capital with the remainder comprised of growth, productivity improvement and license to operate capital.

Conference Call Information
Cliffs Natural Resources Inc. will host a conference call tomorrow, April 25, 2013, at 10 a.m. ET. The call will be broadcast live and archived on Cliffs' website: www.cliffsnaturalresources.com.
About Cliffs Natural Resources Inc.
Cliffs Natural Resources Inc. is an international mining and natural resources company. A member of the S&P 500 Index, the Company is a major global iron ore producer and a significant producer of high- and low-volatile metallurgical coal. Cliffs' strategy is to continually achieve greater scale and diversification in

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

the mining industry through a focus on serving the world's largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs' products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and an iron ore mining complex in Western Australia. In addition, Cliffs has a major chromite project, in the feasibility stage of development, located in Ontario, Canada.
News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

Forward-Looking Statements
This release contains forward-looking statements within the meaning of the federal securities laws. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties relating to Cliffs' operations and business environment that are difficult to predict and may be beyond Cliffs' control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements for a variety of reasons including without limitation: uncertainty or weaknesses in global economic conditions, including downward pressure on prices, reduced market demand and any slowing of the economic growth rate in China; trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices; our ability to successfully integrate acquired companies into our operations and achieve post-acquisition synergies, including without limitation, Cliffs Quebec Iron Mining Limited (formerly Consolidated Thompson Iron Mining Limited); our ability to successfully identify and consummate any strategic investments and complete planned divestitures; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; our ability to reach agreement with our iron ore customers regarding modifications to sales contract pricing escalation provisions to reflect a shorter-term or spot-based pricing mechanism; the impact of price-adjustment factors on our sales contracts; changes in sales volume or mix; our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; the impact of our customers using other methods to produce steel or reducing their steel production; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; the results of prefeasibility and feasibility studies in relation to projects; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; our ability to achieve cost effective planned production rates or levels; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; availability of capital and our ability to maintain adequate liquidity and successfully implement our financing plans; our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory terms; risks related to international operations; availability of capital equipment and component parts; the potential existence of significant deficiencies or material weakness in our internal control over financial reporting; problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; and other factors and risks that are set forth in the Company's most recently filed reports with the Securities and Exchange Commission. The information contained herein speaks as of the date of this release and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this release.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

SOURCE: Cliffs Natural Resources Inc.
INVESTOR RELATIONS AND GLOBAL COMMUNICATIONS CONTACTS:

Jessica Moran Director, Investor Relations (216) 694-6532	Patricia Persico Director, Global Communications (216) 694-5316
FINANCIAL TABLES FOLLOW
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CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	Three Months Ended March 31,
	2013	2012
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$1,082.6	$1,148.6
Freight and venture partners' cost reimbursements	57.9	63.8
	1,140.5	1,212.4
COST OF GOODS SOLD AND OPERATING EXPENSES	(902.6)	(920.6)
SALES MARGIN	237.9	291.8
OTHER OPERATING INCOME (EXPENSE)
Selling, general and administrative expenses	(48.4)	(59.5)
Exploration costs	(22.7)	(18.8)
Miscellaneous - net	1.5	9.4
	(69.6)	(68.9)
OPERATING INCOME	168.3	222.9
OTHER INCOME (EXPENSE)
Interest expense, net	(49.1)	(45.1)
Other non-operating income	1.1	1.8
	(48.0)	(43.3)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY LOSS FROM VENTURES	120.3	179.6
INCOME TAX BENEFIT	6.0	213.2
EQUITY LOSS FROM VENTURES	(5.5)	(6.9)
INCOME FROM CONTINUING OPERATIONS	120.8	385.9
INCOME FROM DISCONTINUED OPERATIONS, net of tax	—	5.5
NET INCOME	120.8	391.4
INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(13.8)	(15.6)
NET INCOME ATTRIBUTABLE TO CLIFFS SHAREHOLDERS	$107.0	$375.8
PREFERRED STOCK DIVIDENDS	(9.9)	—
NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$97.1	$375.8
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC
Continuing operations	$0.66	$2.60
Discontinued operations	—	0.04
	$0.66	$2.64
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED
Continuing operations	$0.66	$2.59
Discontinued operations	—	0.04
	$0.66	$2.63
AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	147,827	142,226
Diluted	148,081	142,709
CASH DIVIDENDS DECLARED PER DEPOSITARY SHARE	$0.34	$—
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.15	$0.28

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	March 31, 2013	December 31, 2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$287.2	$195.2
Accounts receivable, net	272.3	329.0
Inventories	630.1	436.5
Supplies and other inventories	270.0	289.1
Derivative assets	66.4	78.6
Other current assets	297.9	321.6
TOTAL CURRENT ASSETS	1,823.9	1,650.0
PROPERTY, PLANT AND EQUIPMENT, NET	11,236.3	11,207.3
OTHER ASSETS
Investments in ventures	131.8	135.8
Goodwill	167.6	167.4
Intangible assets, net	124.5	129.0
Deferred income taxes	137.3	91.8
Other non-current assets	200.5	193.6
TOTAL OTHER ASSETS	761.7	717.6
TOTAL ASSETS	$13,821.9	$13,574.9
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$299.9	$555.5
Accrued expenses	470.5	442.6
Income taxes payable	81.5	28.3
Current portion of debt	—	94.1
Deferred revenue	22.9	35.9
Other current liabilities	226.6	225.1
TOTAL CURRENT LIABILITIES	1,101.4	1,381.5
PENSION AND POSTEMPLOYMENT BENEFIT LIABILITIES	600.0	618.3
ENVIRONMENTAL AND MINE CLOSURE OBLIGATIONS	240.4	252.8
DEFERRED INCOME TAXES	1,114.4	1,108.1
LONG-TERM DEBT	3,433.0	3,960.7
OTHER LIABILITIES	473.7	492.6
TOTAL LIABILITIES	6,962.9	7,814.0
EQUITY
CLIFFS SHAREHOLDERS' EQUITY	5,704.6	4,632.7
NONCONTROLLING INTEREST	1,154.4	1,128.2
TOTAL EQUITY	6,859.0	5,760.9
TOTAL LIABILITIES AND EQUITY	$13,821.9	$13,574.9

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED CASH FLOWS

	(In Millions)
	Three Months Ended March 31,
	2013	2012
OPERATING ACTIVITIES
Net income	$120.8	$391.4
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	140.6	117.3
Derivatives and currency hedges	5.2	(9.9)
Equity loss in ventures (net of tax)	5.5	6.9
Pensions and other postretirement benefits	(11.0)	(24.8)
Deferred income taxes	(46.3)	(248.5)
Changes in deferred revenue and below-market sales contracts	(14.9)	(23.3)
Other	5.2	(5.7)
Changes in operating assets and liabilities:
Receivables and other assets	102.7	(9.5)
Product inventories	(194.0)	(219.0)
Payables and accrued expenses	(139.2)	(103.9)
Net cash used by operating activities	(25.4)	(129.0)
INVESTING ACTIVITIES
Purchase of property, plant and equipment	(230.4)	(241.1)
Investments in ventures	—	(11.2)
Other investing activities	2.0	0.3
Net cash used by investing activities	(228.4)	(252.0)
FINANCING ACTIVITIES
Net proceeds from issuance of Series A, Mandatory Convertible Preferred Stock, Class A	709.4	—
Net proceeds from issuance of common shares	285.6	—
Repayment of term loan	(847.1)	(12.5)
Borrowings under revolving credit facility	297.0	—
Repayment under revolving credit facility	(72.0)	—
Contributions by joint ventures, net	11.3	30.0
Common stock dividends	(22.9)	(39.7)
Other financing activities	(15.4)	1.0
Net cash provided (used) by financing activities	345.9	(21.2)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(0.1)	2.9
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	92.0	(399.3)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	195.2	521.6
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$287.2	$122.3

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATION

In addition to the consolidated financial statements presented in accordance with U.S. GAAP, the Company has presented Adjusted Net Income from Continuing Operations attributable to Cliffs shareholders, which is a non-GAAP financial measure that management uses in evaluating operating performance. The presentation of this measure is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with U.S. GAAP. The presentation of this measure may be different from non-GAAP financial measures used by other companies. A reconciliation of this measure to its most directly comparable GAAP measure is provided in the table below.

	(In Millions)
	Three Months Ended March 31,
	2013	2012
NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS	$97.1	$375.8
LESS: DISCRETE TAX ITEMS	7.7	254.7
NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS-ADJUSTED	$89.4	$121.1
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC
Continuing operations	$0.60	$0.85
Discontinued operations	—	0.04
	$0.60	$0.89
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED
Continuing operations	$0.60	$0.85
Discontinued operations	—	0.04
	$0.60	$0.89
AVERAGE NUMBER OF SHARES (IN THOUSANDS)
Basic	147,827	142,226
Diluted	148,081	142,709

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544